Exhibit 99.1

Contact:
Christopher Keenan or Jay Carlson

Peregrine Pharmaceuticals, Inc.

(800) 987-8256

info@peregrineinc.com

peregrine pharmaceuticals announces NEW LOCATION of annual meeting of stockholders

TUSTIN, CA, September 27, 2012 - Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM), a biopharmaceutical company developing first-in-class monoclonal antibodies focused on the treatment and diagnosis of cancer, today announced that it has changed the location of its Annual Meeting of Stockholders to be held on October 18, 2012 at 10:00 am Pacific Daylight Time as follows:

New Location:	Wyndham Orange County Hotel 3350 Avenue of The Arts Costa Mesa, California 92626 (714) 751-5100

Stockholders of record as of the close of business on August 22, 2012 will receive a letter regarding the new location. All stockholders of record are cordially invited to attend. Please RSVP at ir@peregrineinc.com. A formal Notice of Meeting, Proxy Statement and Proxy Card have been sent to stockholders as of the record date.

About Peregrine Pharmaceuticals, Inc.
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials focused on the treatment and diagnosis of cancer. The company is pursuing multiple clinical programs in cancer with its lead product candidate bavituximab and novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.